Exhibit 10.18

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10).

SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CORVUS PHARMACEUTICALS, INC.

AND

MONASH UNIVERSITY

Corvus Pharmaceuticals, Inc.	i	Exclusive License
Confidential

Corvus Pharmaceuticals, Inc.	i	Exclusive License
Confidential

23.	LATE PAYMENTS	24

24.	WAIVER	24

25.	CONFIDENTIALITY	24

26.	PUBLICATION	26

27.	FORCE MAJEURE	27

28.	SEVERABILITY	27

29.	APPLICABLE LAW; VENUE; ATTORNEYS’ FEES	27

30.	GOOD FAITH AND FURTHER ASSURANCES	28

31.	SCOPE OF AGREEMENT	28

Corvus Pharmaceuticals, Inc.	ii	Exclusive License
Confidential

This Exclusive License Agreement (“Agreement”) is effective April 21, 2017 (“Effective Date”), by and between [MONASH UNIVERSITY ABN 12 377 614 012 of Wellington Road, Clayton 3800, in the State of Victoria, Australia] (“Monash”) and Corvus Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 863 Mitten Road, Suite 102, Burlingame, CA, 94010, USA (“Licensee”) (each a “Party” and jointly the “Parties”) . The Parties agree as follows:

1.	BACKGROUND

1.1       Monash has made certain inventions relating to antibodies directed to a target known as CXCR2, and fragments thereof, and owns intellectual property rights therein.

1.2       Monash and Licensee wish to develop such inventions and intellectual property rights therein so that products resulting therefrom may be available for public use and benefit.

1.3       Licensee wishes to acquire a license under the patent rights claiming such inventions to develop, manufacture, use, sell, offer for sale and import products based thereon, as specified below.

2.         DEFINITIONS

2.1       “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, Controls a Party, is Controlled by a Party, or is under common Control with a Party. “Control” means, with respect to this Section 2.1 only, (i) having the actual, present capacity to elect a majority of the directors of such affiliate, (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors, or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

2.2       “Applicable Laws” means all applicable laws, rules, and regulations, including without limitation any rules, regulations, guidelines or other requirements of a Regulatory Authority, that may be in effect from time to time in any relevant legal jurisdiction in the applicable territory.

2.3       “BLA” means a Biologics License Application filed pursuant to the requirements of the FDA under Section 351(k) of the PHS Act and 12 C.F.R., Section 601.2, to obtain Regulatory Approval for a Licensed Product in the United States, or the equivalent Regulatory Approval Application in another country (as applicable).

2.4       “Calendar Year” means: (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2017; (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31; and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

2.5       “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

2.6       “Combination Product” means a Licensed Product that incorporates at least one other [***], in each case that is not itself a Licensed Product, in addition to the Licensed Product (each such other [***], an “Other Component”). For clarity, all references to “Licensed Products” in this Agreement shall be deemed to include Combination Products.

2.7       “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by Licensee, the level of efforts and resources (including without limitation the promptness with which such efforts and resources would be applied) that would typically be exerted by a biotechnology or pharmaceutical company of comparable size, resources and capabilities with respect to a product of similar commercial potential at a similar stage in its development or product life taking into account relevant factors including without limitation intellectual property coverage, competitive landscape, and technical, legal, scientific, regulatory, or medical factors.

2.8       “Control” means, with respect to any item, information or intellectual property right, the right of the applicable Party to grant a license or sublicense with respect thereto without violating the terms of any other agreement or any arrangement with a Third Party existing at the time such Party grants such license or sublicense.

2.9       “Data Exclusivity” means any data or market exclusivity periods for a Licensed Product as established by Applicable Laws in an applicable country, including without limitation any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (as amended).

2.10     “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

2.11     “First Commercial Sale” means, for each Licensed Product in each country or territory, the first arm’s-length Sale to a Third Party other than a Sublicensee after Regulatory Approval of such Licensed Product in such country or territory. A First Commercial Sale will not include any Licensed Product supplied for use in clinical trials, for research or for other non-commercial uses, or as part of a compassionate use program (or other program for providing Licensed Product before it has received Regulatory Approval in a country or territory).

2.12     “Invention” means certain inventions relating to antibodies directed to a target known as CXCR2, and fragments thereof, as described within the Monash Patent Rights.

2.13     “Licensed Products” means all kits, compositions of matter, articles of manufacture, materials, and products which [***] the Monash Patent Rights or intellectual property rights in the Monash Property, the manufacture, use, Sale, offer for Sale, or import of which, but for the license granted pursuant to this Agreement, would infringe a Valid Claim of the Monash Patent Rights or otherwise infringe intellectual property rights in the Monash Property.

2.14     “Licensed Field of Use” means for any and all uses or applications for the treatment of human disease.

2.15     “Licensed Territory” means worldwide.

2.16     “Monash Patent Rights” means (a) the patents applications described on Exhibit A hereto; (b) all patent applications anywhere in the world that claim priority to the patent applications described on Exhibit A or to any patent application from which the applications described on Exhibit A claim priority; (c) all provisionals, converted provisionals, divisionals, continuations and continuations-in-part of any of the patent applications in Sections 2.1(a)-(b) in the United States; (d) any non-United States counterparts of the foregoing applications in Sections 2.1(a)-(c); (e) all patents issuing on any of the foregoing patent applications in Sections 2.1(a)-(d); and (f) all reissues, re-examinations, and extensions (including patent term extensions and supplementary protection certificates) of any such patents.

2.17     “Monash Property” means the assays, animal models, hybridomas, and other materials related to the Invention as listed on Exhibit B hereto.

2.18     “Net Sales” means, with respect to any Licensed Product, the gross amount received by Licensee, its Affiliates or its Sublicensees (each, a “Selling Party”) for Sales of such Licensed Product in the applicable country to a Third Party that is not a Sublicensee, following Regulatory Approval of such Licensed Product, less (i) credits for sales returns and allowances actually paid, granted or accrued, (ii) trade, quantity and cash discounts and any other adjustments actually allowed and taken with respect to such invoiced amounts, including those granted on account of price adjustments, billing errors, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, as well as retroactive price adjustments, (iii) customs or excise duties, sales tax, consumption tax, value added tax, government user fees and other taxes (except income taxes) or duties relating to sales, in each case invoiced as a specific line item in an invoice (to the extent such taxes are actually incurred by the Selling Party, and are not reimbursable, refundable or creditable to the Selling Party); and (iv) freight, transportation and insurance levied on the invoiced amount, in each case invoiced as a specific line item in an invoice (to the extent that the Selling Party actually incurs the cost of freight and insurance for a Licensed Product and such amounts are not reimbursable, refundable or creditable to the Selling Party), in each of (i) through (iv) as determined in accordance with generally acceptable accounting principles in the United States, consistently applied. For purposes of the foregoing, Net Sales shall not include any Sale of any Licensed Products sold or used for development purposes (including, without limitation for clinical studies) or as samples or free goods (including, without limitation, product transferred in connection with patient assistance programs, named patient programs or charitable purposes). Sales of Licensed Product among Licensee, its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, and shall not be Sales, if such sales are not intended for end use, but Net Sales shall include the subsequent final Sales to any Third-Party customers by a Selling Party. In the event that a Licensed Product is a Combination Product, the Net Sales of such Combination Product, for the purposes of determining royalty payments pursuant to this Agreement, shall be determined by [***]. If the Licensed Product and Other Components are not sold separately in the applicable country or territory, Net Sales for the purposes of determining royalty payments under this Agreement shall be calculated by [***].

2.19     “Phase I Clinical Trial” means any clinical study conducted on sufficient numbers of human subjects to establish that a therapeutic product is reasonably safe for continued testing and to support its continued testing in Phase II Clinical Trials. A “Phase I Clinical Trial” will include any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(a).

2.20     “Phase II Clinical Trial” means any clinical study conducted on sufficient numbers of human subjects that have the targeted disease of interest to investigate the safety and efficacy of a therapeutic product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with such therapeutic product in the dosage range to be prescribed. A “Phase II Clinical Trial” will include any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(b).

2.21     “Phase III Clinical Trial” means any clinical study intended as a pivotal study for purposes of supporting an application for Regulatory Approval that is conducted on sufficient numbers of human subjects to establish that a therapeutic product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such therapeutic product in the dosage range to be prescribed, and to support Regulatory Approval of such therapeutic product or label expansion of such therapeutic product. A “Phase III Clinical Trial” will include any clinical trial that would or does satisfy requirements of 21 C.F.R. § 312.21(c), whether or not it is designated a Phase III Clinical Trial.

2.22     “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the manufacture, distribution, use, sale, or commercialization of a Licensed Product in a regulatory jurisdiction.

2.23     “Regulatory Approval Application” means a BLA or an equivalent application for Regulatory Approval required before commercial sale or use of a Licensed Product (or with respect to a subsequent indication) in such country or regulatory jurisdiction.

2.24     “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the approval of a Licensed Product in such applicable regulatory jurisdiction.

2.25     “Royalty Term” means, with respect to a given country or territory and a Licensed Product, the period of time commencing on the date of the First Commercial Sale of the Licensed Product in such country and ending upon the latest of (i) expiration of the last-to-expire Monash Patent Right containing a Valid Claim that would be infringed in such country by the manufacture or use of such Licensed Product, but for the license granted pursuant to this Agreement, (ii) ten (10) years after such First Commercial Sale of such Licensed Product in such country and (iii) expiration of Data Exclusivity for such Licensed Product in such country.

2.26     “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing a Licensed Product for consideration to Third Parties for end use. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

2.27     “Sublicensee” means any Third Party to which Licensee grants a sublicense under the rights granted to Licensee under this Agreement.

2.28     “Sublicense Income” means any amounts received by Licensee or its Affiliate from a Sublicensee in consideration for a sublicense under the Monash Patent Rights granted by Licensee or its Affiliate Sublicensee, excluding any amounts received by Licensee from any Sublicensee constituting: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; (v) [***]; or (vi) consideration for the grant of a license or sublicense to any intellectual property rights other than the Monash Patent Rights.

2.29     “Third Party” means any entity other than a Party or its Affiliates.

2.30     “Valid Claim” means (i) a claim in an issued and unexpired patent included in the Monash Patent Rights that has not been disclaimed, abandoned or withdrawn and has not been held unenforceable or invalid by a final judgment of a court or other governmental agency of competent jurisdiction from which no appeal can be or is taken, and has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise [***].

3.         GRANT; TECHNOLOGY TRANSFER

3.1       Subject to the terms and on the conditions set forth in this Agreement, Monash hereby grants to Licensee an exclusive (even as to Monash) license, with the right to sublicense through one or multiple tiers, under the Monash Patent Rights and all other intellectual property rights in and to the Monash Property that are Controlled by Monash, to research, develop, make, have made, hire, use, offer for Sale, import, Sell, and otherwise commercialize the Licensed Products in the Licensed Field of Use in the Licensed Territory.

3.2       Monash retains the right to publish any and all technical data resulting from any research performed by Monash relating to the Invention in accordance with Section 26 hereunder, and to make and use the Invention, Monash Patent Rights and Monash Property solely for educational and non-commercial research purposes and to allow other educational and non-profit institutions to do the same.

3.3       Within [***] after the Effective Date, upon the reasonable request of Licensee, Monash shall, with no additional consideration, transfer and/or disclose (as applicable) to Licensee any and all Monash Property in its possession not previously provided to Licensee which is available in written, electronic, or other form.

4.         SUBLICENSES

4.1       Licensee shall require its Sublicensees to agree in writing to be bound by terms and conditions consistent with those set forth in this Agreement that are applicable to the relevant sublicense. Licensee shall remain responsible for each Sublicensee’s compliance with the applicable terms and conditions of this Agreement.

4.2       Licensee will pay to Monash the following percentage of Sublicense Income received by Licensee, based on the time at which Licensee granted the sublicense of the Monash Patent Rights to the Sublicensee.

Time When Sublicense is Granted	Percent of Sublicense Income Owed
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.3       Licensee will notify Monash of each sublicense granted hereunder.

4.4       Licensee will collect payment of all monies and other consideration due to Monash from Sublicensees, and deliver all reports due to Monash and received from Sublicensees.

4.5       Upon termination of this Agreement for any reason, all sublicenses that are granted by Licensee pursuant to this Agreement where the Sublicensee, as of the date of such termination, (i) is in compliance with its sublicense agreement, including (as applicable) Sublicensee’s payment, reporting, and diligence obligations thereunder, (ii) is in compliance with all terms and conditions of this Agreement applicable to such Sublicensee, [***], will upon request by such Sublicensee remain in effect and be restructured as a direct license from Monash, provided that Monash will not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of Monash set forth in this Agreement.

5.         LICENSE ISSUE FEE; MILESTONES

5.1       Licensee will pay to Monash a [***] license issue fee of two hundred and seventy five thousand U.S. dollars ($275,000) within [***] after the Effective Date.

5.2       Subject to Section 6.1, Licensee will pay an annual license maintenance fee of twenty five thousand U.S. dollars ($25,000), each due within [***] of the first, and each subsequent, anniversary of the Effective Date (the “Annual License

Maintenance Fee”) until [***], after which no further Annual License Maintenance Fee shall be due.

5.3       Licensee shall pay to Monash the one-time milestone payments set forth below following the first achievement of the corresponding milestone event below by or on behalf of Licensee, its Affiliates or its Sublicensees.

Milestone Event	Milestone Payment (U.S. Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

If the foregoing milestones [***].

5.4       For the purposes of clarity, Licensee shall be obligated to pay each milestone payment a maximum of one (1) time, and in no event shall Licensee be obligated to pay more than a total of forty five million and one hundred thousand U.S. dollars ($45,100,000) in milestone payments pursuant to Section 5.3. [***].

5.5       Licensee shall notify Monash within [***] after the achievement of each milestone event described in Section 5.3. Monash shall invoice Licensee for the amount associated with the applicable milestone event after receiving such notice, and

Licensee shall pay Monash the applicable milestone payment within [***] of receipt of an invoice therefor.

6.         ROYALTIES; PAYMENTS

6.1       Licensee will pay to Monash earned royalties based on aggregate Net Sales of Licensed Products in the Licensed Territory by or on behalf of Licensee, its Affiliates, and its Sublicensees (as applicable) in a given Calendar Year during the Royalty Term, on an incremental percentage basis as set forth below:

Royalty rate	Portion of Net Sales in the Licensed Territory in a Calendar Year (U.S. dollars)
[***]	[***]
[***]	[***]

For clarity, the royalty rates set forth in the table in this Section 6.1 are intended to be applied incrementally, with the specified royalty rate applying to the portion of Net Sales in the Licensed Territory in a given Calendar Year that fall within the range to which such royalty rate applies. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis until the expiry of the Royalty Term for such Licensed Product in such country. Any royalties paid by Licensee to Monash under this Section 6.1 during a Calendar Year shall be creditable against any Annual License Maintenance Fee described in Section 5.2 for such Calendar Year.

6.2       In the event that, on a country-by-country and Licensed Product-by-Licensed Product basis, no Valid Claim under any Monash Patent Rights covers the [***] of such Licensed Product in such country, the royalties due during the Royalty Term pursuant to Section 6.1 with respect to such Licensed Product in such country will be reduced by [***].

6.3       If Licensee, in its reasonable judgment, determines that it is required to obtain a license from any Third Party under such Third Party's intellectual property rights that are relevant to the development, manufacture, use or sale of the Licensed Products in connection with Licensee’s exercise of its rights under Section 3.1 of this Agreement, and Licensee is required to pay such Third Party [***] (“Third Party Compensation”), then the amount that would otherwise have been payable as royalties under Section 6.1 herein shall be reduced by [***] to such Third Party Compensation payable by or on behalf of Licensee during such period; provided, that in no event will the reduction described in this Section 6.3 act to reduce the royalties payable by Licensee to Monash to less than [***] of the royalties payable pursuant to Section 6.1 in a given Calendar Quarter. If any amount of such available reduction as described in this Section 6.3 is not fully credited against royalties due to Licensee during a Calendar Quarter, such amount shall be carried forward and creditable in subsequent Calendar Quarters.

6.4       Royalties payable under Section 6.1 will be payable only once with respect to a particular unit of Licensed Product and will be paid only once regardless of the number of Valid Claims of the Monash Patent Rights claiming or covering such unit of Licensed Product or the number of indications for which such Licensed Product has received Regulatory Approval.

6.5       Royalties accruing to Monash will be paid to Monash quarterly within [***] after the end of each Calendar Quarter.

6.6       All payments due Monash will be payable in United States dollars. When Licensed Products are Sold for monies other than United States dollars, earned royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

6.7       All amounts stated herein are, to the extent applicable, [***].

6.8       Licensee will make all payments under this Agreement by electronic funds transfer to the account listed below:

[***]

[***]

6.9       No royalties will be owed on Sales of Licensed Products upon and after expiration of the Royalty Term (“Expiration”) for such Licensed Product in the applicable country or territory. Upon Expiration of the Royalty Term for a Licensed Product in a given country or territory, the license granted to Licensee under Section 3.1 shall become fully paid-up, perpetual, irrevocable and royalty-free with respect to such Licensed Product in such country or territory. Licensee will not, however, be relieved from paying any royalties that accrued before such Expiration.

7.         DUE DILIGENCE

7.1       During the Term, Licensee, itself or with or through its Affiliates, Sublicensees and independent contractors, shall use Commercially Reasonable Efforts to develop (including without limitation to apply for and obtain Regulatory Approval) and commercialize at least one Licensed Product in the Licensed Field of Use in at least one country or territory within the Licensed Territory. [***].

8.         PROGRESS AND ROYALTY REPORTS

8.1       Licensee shall provide annual written reports to Monash in [***] summarizing the status of its efforts to develop and commercialize Licensed Products in the Licensed Field of Use in the Licensed Territory during the preceding twelve-month period when such report is delivered and of its intended development and commercialization efforts for Licensed Products in the Licensed Territory during the twelve month period following the time at which such report is delivered.

8.2       Licensee shall provide to Monash, within [***] after the end of each Calendar Quarter, a report that summarizes the Net Sales of all Licensed Products during such Calendar Quarter. Such reports will also include detailed information regarding the calculation of royalties due pursuant to Article 6, including allowable deductions in the calculation of Net Sales of Licensed Products on which royalties are paid.

8.3       If no Sales have occurred during the report period, a statement to this effect is required in the royalty report for that period.

9.         BOOKS AND RECORDS

9.1       Licensee will, and will cause its Affiliates to, keep full, true, and accurate books and records containing all particulars that may be necessary for the purpose of showing the correctness or completeness of any report or payment made under this Agreement. Said books and records and the supporting data will be open at all reasonable times during normal business hours upon reasonable notice, for [***]

following the end of the Calendar Year to which they pertain, to the inspection and audit by an independent certified public accountant selected by Monash for the purpose of verifying Licensee’s royalty payments compliance in other respects with this Agreement. The foregoing right of review [***]. Licensee will cause its Sublicensees to maintain records in accordance with this Section 9.1; [***].

9.2       The fees and expenses of conducting an audit or examination pursuant to Section 9.1 will be borne by Monash. However, if an error in underpaid royalties to Monash of more than [***] of the total royalties due for any Calendar Year is discovered, then the fees and expenses for such audit shall be borne by Licensee. The results of such audit will be final, absent manifest error.

10.       LIFE OF THE AGREEMENT; CONSEQUENCES OF TERMINATION/EXPIRATION

10.1     Unless otherwise terminated by the Parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date and will remain in effect for the life of the last-to-expire royalty obligation of Licensee under Section 6.1 (the “Term”).

10.2     The rights and obligations set forth in the following articles shall survive the termination or expiration of this Agreement:

Article 2	Definitions
Section 3.1	Grant (as modified by Section 6.8, and only upon expiration and not termination of this Agreement)
Article 4	Sublicenses
Section 6.9	Expiration
Article 9	Books and Records
Article 10	Life of the Agreement; Consequences of Termination
Article 11	Termination for Material Breach
Article 12	Termination by Licensee
Article 13	Disposition of Licensed Products Upon Termination
Article 16	Use of Names and Trademarks
Article 17	Representations and Warranties
Article 19	Indemnification
Article 23	Notices

Article 24	Late Payments
Article 25	Confidentiality
Article 29	Applicable Law; Venue; Attorney’s Fees
Article 30	Good Faith and Further Assurances
Article 31	Scope of Agreement

10.3     In any event, termination of this Agreement will not: (i) relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement; or (iii) prejudice either Party’s right to obtain performance of any obligation.

10.4     If Monash terminates this Agreement pursuant to Section 11.1, then the license granted to Licensee under Section 3.1 will terminate and Licensee shall return to Monash (or destroy and provide certification of destruction) all Monash Property, books, records, and documentation transferred by Monash to Licensee prior to the date of termination.

10.5     If Licensee terminates this Agreement in whole pursuant to Section 12.1 then the license granted to Licensee under Section 3.1 will terminate and Licensee shall return to Monash (or destroy and provide certification of destruction) all Monash Property, books, records, and documentation transferred by Monash to Licensee prior to the date of termination.

11.       TERMINATION FOR MATERIAL BREACH

11.1     If a Party should materially breach this Agreement, then the non-breaching Party may give written notice of such breach (“Notice of Breach”) to the breaching Party. If the breaching Party should fail to cure such breach within sixty (60) days of the date of its receipt of the Notice of Breach, the non-breaching Party will have the right to terminate this Agreement by a second written notice (“Notice of Termination”) to the breaching Party, such termination becoming automatically effective upon the breaching Party’s receipt of such Notice of Termination.

12.       TERMINATION BY LICENSEE

12.1     Licensee will have the right at any time to terminate this Agreement by giving notice in writing to Monash. Such notice of termination will be subject to Article

23 (Notices) and termination of this Agreement will be effective thirty (30) days after the provision of such notice.

13.       DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

13.1     Upon termination of this Agreement, for a period of [***] after the date of termination Licensee may complete and Sell any partially made Licensed Products; provided, however, that all such Sales will be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

14.       PATENT PROSECUTION AND MAINTENANCE

14.1     Licensee shall reimburse Monash for all reasonable, documented expenses incurred by Monash in connection with the filing, prosecution, and maintenance of the Monash Patent Rights prior to the Effective Date. Monash shall provide an invoice (including supporting documentation) to Licensee for such expenses promptly after the Effective Date, and Licensee shall reimburse Monash for all undisputed amounts on such invoice within [***] after receipt of such invoice.

14.2     During the Term, Licensee shall have the first right but not the obligation to control the filing, prosecution and maintenance (including the handling of any inter partes review, post grant review, ex parte reexamination, supplemental examination, opposition and similar proceedings) of the patents and patent applications within Monash Patent Rights. Such responsibilities may be carried out using competent counsel of Licensee’s reasonable choice. Licensee, or its patent counsel, shall provide Monash with a written update of the filing, prosecution and maintenance status for the Monash Patent Rights [***]. Licensee (or its patent counsel) shall provide Monash with drafts of proposed filings (including the initial application and an material correspondence related to such filing) to use commercially reasonable efforts to permit Monash a reasonable opportunity [***] for review and comment before such filings are due, and will consider such comments in good faith. Monash shall provide any comments at least [***] prior to the original response deadlines that are required for such filing (without regard to applicable extensions). In the absence of a response from Monash, Licensee may submit such proposed filing in keeping with the terms of this Agreement. Licensee will bear the expenses associated with the preparation, filing, prosecution, and maintenance of all such patent applications and patents, subject to Article 14.3 below. Monash shall cooperate as reasonably requested by Licensee to facilitate Licensee’s filing, prosecution, and maintenance of the Monash Patent Rights.

14.3     If Licensee decides to discontinue the prosecution or maintenance of a patent application or patent within the Monash Patent Rights in any country, Licensee shall provide Monash with notice of this decision at least [***] prior to any pending lapse or abandonment thereof, and Monash will thereafter have the right, at its sole cost and expense, to assume responsibility for the filing, prosecution and maintenance of such patent or patent application within the Monash Patent Rights by so notifying Licensee in writing. If Monash assumes such responsibility for such filing, prosecution and maintenance, then: (A) Licensee shall cooperate as reasonably requested by Monash to facilitate control of such filing, prosecution and maintenance by Monash; and (B) such abandoned patent application or patent will no longer be a Monash Patent Right subject to the license granted in Section 3.1.

15.       MARKING

15.1     Prior to the issuance of patents under Monash Patent Rights, [***].

16.       USE OF NAMES AND TRADEMARKS

16.1     Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either Party hereto by the other (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law or consented to in writing by Monash, the use by Licensee of the name “Monash” in advertising, publicity or other promotional activities is expressly prohibited.

17.       REPRESENTATIONS AND WARRANTIES

17.1     Monash and Licensee each represents and warrants to the other Party as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement, including the right to grant all intellectual property rights granted to the other Party herein; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c)

its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative, regulatory or other agency having authority over it.

17.2     Monash represents and warrants to Licensee that:

(a)       Monash owns solely (without encumbrance) the Monash Patent Rights listed on Exhibit A and the Monash Property listed on Exhibit B;

(b)       Monash has made all filings and payments, properly disclosed all inventors and prior art, and taken all other actions required to be made or taken, to maintain the Monash Patent Rights listed on Exhibit A so that such Monash Patent Rights are in good standing and not abandoned;

(c)       Monash has not granted any license or other right to a Third Party, including an option to obtain a license, with respect to the Monash Patent Rights or Monash Property, and no Third Party, including the employers of individuals with inventorship of the Monash Patent Rights, has any rights related to the Monash Patent Rights or Monash Property; and

(d)       Except as expressly set forth in this Agreement, the Monash Patent Rights, the Monash Property and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE LICENSEE USES THE MONASH PATENT RIGHTS AND ASSOCIATED INVENTION AND MONASH PROPERTY AT ITS OWN RISK.

17.3     EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 19 AND EXCEPT WITH RESPECT TO A PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE 25, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT, UNLESS

SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN SECTIONS 17.1-17.2).

17.4     Nothing in this Agreement is or will be construed as a warranty or representation by Monash as to the validity, enforceability or scope of any Monash Patent Rights.

18.       ENFORCEMENT; DEFENSE

18.1     If either Party becomes aware of a suspected infringement of any Monash Patent Rights through the development, manufacture or sale of a product by a Third Party, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.

18.2     Licensee will have the first right, but will not be obligated, to bring an infringement or misappropriation action against such Third Party at its own expense and by counsel of its own choice, and Monash will have the right to participate in such action, at its own expense and by counsel of its own choice. If Licensee fails to bring such an action prior to the earlier of: (a) [***]; or (b) [***], Monash will have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Licensee will have the right to be represented in any such action, at its own expense and by counsel of its own choice.

18.3     If a Party brings an infringement or misappropriation action pursuant to this Article 18, the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and such other Party will lend its name to such actions or proceedings if necessary under Applicable Law for the enforcing Party to bring such action. Neither Party will have the right to settle any patent infringement or misappropriation litigation under this Article 18 in a manner that diminishes or impairs the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld, delayed or conditioned. Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement to both parties of any litigation expenses incurred by them, will be allocated to Licensee and treated as Net Sales.

18.4     If a claim is brought by a Third Party that any Licensed Product under the Agreement infringes the intellectual property rights of such Third Party, each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

19.       INDEMNIFICATION

19.1     Subject to Section 19.3, Licensee shall indemnify, defend and hold harmless Monash, its Affiliates, and their respective directors, officers, employees and agents (“Monash Indemnitees”) from and against any and all Third Party suits, claims, actions, or demands (collectively, “Claims”) for liabilities, threatened damages, expenses or losses, including reasonable legal expenses and reasonable attorneys’ fees, (collectively, “Losses”) to the extent such Losses arise or result from: (a) the Monash Patent Rights and associated Invention and Monash Property; or (b) the development, manufacture, use, handling, storage, sale or other commercialization of Licensed Products by Licensee or its Affiliates, agents or Sublicensees; or (c) negligence, gross negligence, willful misconduct or breach of this Agreement (including of any representation or warranty) by an Licensee Indemnitee, except to the extent such Losses arise or result from the negligence, gross negligence, willful misconduct or breach of this Agreement by a Monash Indemnitee.

19.2     Subject to Section 19.3, Monash shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (“Licensee Indemnitees”) from and against any and all Claims for Losses to the extent such Losses arise or result from negligence, gross negligence, willful misconduct or breach of this Agreement (including of any representation or warranty) by an Monash Indemnitee, except to the extent such Losses arise or result from the negligence, gross negligence, willful misconduct or breach of this Agreement by a Licensee Indemnitee.

19.3     As used herein, “Indemnitee” will mean a Party entitled to rights under the terms of Sections 19.1 or 19.2. As conditions precedent to each Indemnitee’s right to seek indemnification, holding harmless or defense under such Sections 19.1 or 19.2 is that such Indemnitee shall:

(a)        inform the indemnifying Party under such applicable Section 19.1 or Section 19.2 of a Claim as soon as reasonably practicable after it receives notice of the Claim;

(b)        if the indemnifying Party acknowledges that such Claim falls within the scope of its obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); on the condition that the indemnifying Party will seek the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement; and

(c)        fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.

19.4     If an Indemnitee has complied with all of the conditions described in Sections 19.3(a)–(c), as applicable, the indemnifying Party shall supply attorneys reasonably acceptable to the Indemnitee to defend against any such Claim. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Claim for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

20.       COMPLIANCE WITH LAWS

20.1     Each Party will comply with all Applicable Laws in performing its obligations and exercising its rights hereunder.

21.       ASSIGNMENT

21.1     Neither Party may assign or transfer this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), except that each Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment will be binding on the successors of the assigning Party.

22.       NOTICES

22.1     All notices under this Agreement will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:

To Monash:	Monash Innovation
ATTN: Director of Commercialisation
15 Innovation Walk
Clayton Campus
Clayton VIC 3800 Australia

To Licensee:	Corvus Pharmaceuticals, Inc.
7863 Mitten Road, Suite 102,
Burlingame, CA, 94010, USA
ATTN: CEO

Either Party may change its address upon written notice to the other Party.

23.       LATE PAYMENTS

23.1     If any undisputed amounts of any payments owed to Monash under this Agreement are not paid by Licensee when due, Licensee will pay to Monash interest charges at a rate equal to the lesser of: (i) one (1) percentage point above the Prime Rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. Pacific Time on the first day in which such payments are overdue; or (ii) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent, compounded annually.

24.       WAIVER

24.1     The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

25.       CONFIDENTIALITY

25.1     Each Party will hold the other Party’s proprietary business and technical information, patent prosecution material and other proprietary information, including the negotiated terms of this Agreement (collectively, “Confidential Information”), in confidence and against disclosure to Third Parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature and in any event at least a reasonable degree of care. Each Party will disclose the other Party’s Confidential Information only for the express purposes permitted under this Agreement. This obligation will continue in effect for [***] after the termination or expiration of this Agreement.

25.2     Nothing contained herein will in any way restrict or impair the right of Licensee or Monash to use, disclose, or otherwise deal with any information or data which, as demonstrated by competent written proof:

(a)        is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b)        was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party, as shown by receiving Party’s files and records prior to the date of disclosure;

(c)        is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d)        is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e)        has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

25.3     A Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure will be sent as soon as practicable to the other Party:

(a)        during the Term, when filing or prosecuting Monash Patent Rights pursuant to this Agreement;

(b)        during the Term, when making regulatory filings for Licensed Products;

(c)        when prosecuting or defending litigation;

(d)        when complying with applicable governmental laws and regulations or complying with the requirements of the national securities exchanges or other stock markets on which such Party’s securities are traded; and

(e)        when disclosing to a receiving Party’s Affiliates; potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); potential or actual investment bankers, acquirers, lenders or investors; employees; consultants; and agents, each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use as set forth in this Article 25. For clarity, a confidentiality and non-use period of [***] will be sufficient.

25.4     The receiving Party agree to destroy or return Confidential Information received from disclosing Party within thirty (30) days following the effective date of termination of this Agreement. However, each Party may retain one (1) copy of the Confidential Information of the other Party solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such Confidential Information will be subject to the confidentiality provisions set forth in Article 25.1.

25.5     As of the Effective Date, this Agreement terminates the Non-Disclosure Agreement, effective as of August 19, 2016, by and between the Parties (the “Prior CDA”). All confidential information exchanged between the Parties with respect to the Inventions, Monash Patent Rights, and Monash Property under the Prior CDA shall be deemed Confidential Information and will be subject to the terms of this Article 25.

26.       PUBLICATION

26.1     Subject to Article 25, each Party shall permit the other Party to review any proposed disclosure that contains Confidential Information of the other Party and that would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) relating to Licensed Products or which otherwise may contain Confidential Information, at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given an additional sixty (60) day period to secure patent protection for any material in such publication which it believes to be patentable and for which such Party has the right to file for patent protection pursuant to this Agreement.

27.       FORCE MAJEURE

27.1     The Parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events caused by circumstances beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the Parties’ respective obligations hereunder will resume.

28.       SEVERABILITY

28.1     The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof, and in such case, the Parties shall negotiate in good faith an alternative to the invalid or unenforceable provision that most closely effects the Parties' intent but is valid and enforceable.

29.       APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

29.1     This Agreement will be construed, interpreted, and applied in accordance with the laws of California, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, provided that the scope and validity of any patent or patent application included in the Monash Patent Rights will be determined by the applicable law of the country in which such patent or patent application is issued or filed.

30.       GOOD FAITH AND FURTHER ASSURANCES

30.1     Each Party shall act in good faith in performing this Agreement, and shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement and give effect to this Agreement.

31.       SCOPE OF AGREEMENT

31.1     This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof, and this Agreement may be altered or modified only by written amendment duly executed by the parties hereto.

31.2     Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Exhibits are incorporated by reference into this Agreement. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement will govern.

31.3     This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which will constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF, each of which will be binding when sent.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives as of the date below. The Parties acknowledge that the signature date below may not be the Effective Date.

MONASH UNIVERSITY		CORVUS PHARMACEUTICALS, INC.

By	/s/ Ross Coppel	By	/s/ Richard Miller

Date	April 20, 2017	Date	April 17, 2017

EXHIBIT A

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit B

Omitted pursuant to Regulation S-K, Item 601(a)(5)